Exhibit 16

April 3, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Somerset Hills Bancorp and subsidiary and, under the date of March 3, 2006, we reported on the consolidated financial statements of Somerset Hills Bancorp and subsidiary as of and for the years ended December 31, 2005 and 2004. On March 30, 2006, our appointment as principal accountants was terminated. We have read Somerset Hills Bancorp and subsidiary’s statements included under Item 4.01 of its Form 8-K dated March 30, 2006 and we agree with such statements, except that we are not in a position to agree or disagree with Somerset Hills Bancorp and subsidiary’s statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with Somerset Hills Bancorp and subsidiary’s statements contained in paragraph 4 of Item 4.01 in the Form 8-K dated March 30, 2006.

Very truly yours,

/S/ KPMG LLP

Short Hills, NJ